Exhibit 10.2

                               SEPTEMBER 30, 1995

                                  AMENDMENT TO
                              SHUFFLE MASTER, INC.
                             1993 STOCK OPTION PLAN

The Board of Directors (the "Board") of Shuffle Master, Inc. (the "Company"), pursuant to Section 18 of the 1993 Stock Option Plan (the "Plan"), hereby amends, effective as of the date hereto, Section 7.)(02) by adding the following language thereto:

         The vesting and time of exercise of each option is subject to the additional provision of Section 7.)(10) hereof.

The Board, pursuant to Section 18, further amends the Plan by adding the following language as Section 7.)(10):

         (10) Acceleration of vesting and exercisability in the event of certain events. Any Option, whether granted prior to the date of the amendment to the Plan adding this Section, or after such date, shall be subject to the following additional provisions regarding vesting and exercisability unless, at the time of grant, this Section is specifically referred to and this Section is specifically stated to not be applicable to such grant.

         Notwithstanding any requirements for vesting and time of exercisability of any Option as set forth in the Option Agreement with each optionee or as otherwise determined by the Committee, any Option granted under this Plan, to the extent not already terminated, shall become vested and immediately exercisable if any of the following occur:

                  (a) any person (other than the Company) shall make a tender offer to acquire such number of shares of the Company's common stock as shall constitute twenty percent (20%) or more of the Company's outstanding common stock;

                  (b) the Company shall announce that it has entered into an agreement (including a nonbinding letter of intent or other similar informal arrangement) which agreement contemplates the issuance or transfer (or assignment of voting rights) related to shares of common stock (or other securities convertible into or exchangeable for common stock) representing at least twenty percent (20%) of the outstanding common stock of the Company (including a series of similar transactions effected within six (6) months which, in the aggregate, contemplate the issuance and/or transfer of at least twenty percent (20%) of the Company's outstanding common stock);

                  (c) a proxy statement, whether issued by the Company or another shareholder, proposes a vote at a shareholder meeting related to any merger of the Company, any sale of substantially all of the Company's


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                  assets, or any reorganization of the Company involving a
                  change in beneficial ownership of the Company; or

                  (d) any other event which the Option Committee determines is of similar effect, such determination to be made by the Committee on an event-by-event basis.

         Nothing in this provision shall limit or shorten the period during which any such option is exercisable. If an option provides for exercisability during a limited period after a contingency is satisfied, and the initial exercisability of the option is accelerated by means of this provision, the expiration of such option shall be delayed until the contingency has been satisfied and the option shall, thereafter, remain exercisable for the balance of the period initially contemplated by the option grant. (For example, if an option is granted providing that it shall be exercisable for a period of ninety (90) days after a triggering event, and such option is subject to the provisions of this Section providing that it shall become immediately exercisable, it shall thereafter remain exercisable until such triggering event has occurred and ninety (90) days has passed.)

         Any acceleration or extension of exercisability pursuant to this Section shall not extend such exercisability beyond the expiration set forth in Section 7.)(02) nor beyond the maximum term set forth in Sections 7.)(03) and 7.)(04).

         If the acceleration of vesting and exercisability set forth in this
         Section 7.)(10) should cause any Options, previously designated as Incentive Stock Options pursuant to Section 5.) hereof, to cease to qualify as Incentive Stock Options because the aggregate Fair Market Value of the stock with respect to which any Incentive Stock Options are exercisable for the first time by any individual employee shall exceed $100,000 due to such acceleration of exercisability, the Option Committee may, but is not required to:

                  (i) designate which Options then outstanding shall continue to be categorized as Incentive Stock Options and which shall be Nonqualified Options;

                  (ii) delay acceleration of some or all Options to a later tax year so that the Options as to which acceleration of exercisability is delayed will continue to qualify as Incentive Stock Options (provided, however, that any such delay in acceleration shall not extend exercisability beyond the maximum term set forth in Section 7.)(02) nor beyond the expiration set forth in Sections 7.)(03) or 7.)(04)).

         If the Option Committee does not make either such designation, the earliest-granted (without regard to date of vesting) Options shall be deemed to continue as Incentive Stock Options until the dollar limitation set forth in Section 5.) has been met and all remaining Options shall be Nonqualified Options.


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